Exhibit 10.17

LOAN AND SECURITY AGREEMENT

Dated as of July 6, 2015

MARQUIS AFFILIATED HOLDINGS LLC,

MARQUIS INDUSTRIES, INC.,

A-O INDUSTRIES, LLC,

ASTRO CARPET MILLS, LLC,

CONSTELLATION INDUSTRIES, LLC,

and

S F COMMERCIAL PROPERTIES, LLC,

as Borrowers

ISAAC CAPITAL FUND I, LLC,

as Lender

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Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	40
11.1. Events of Default	40
11.2. Remedies upon Default	41
11.3. License	42
11.4. Setoff	42
11.5. Remedies Cumulative; No Waiver	42
Section 12. MISCELLANEOUS	42
12.1. Amendments and Waivers	42
12.2. Indemnity	43
12.3. Notices and Communications	43
12.4. Performance of Borrowers' Obligations	43
12.5. Credit Inquiries	44
12.6. Severability	44
12.7. Cumulative Effect; Conflict of Terms	44
12.8. Counterparts	44
12.9. Entire Agreement	44
12.10. No Control; No Advisory or Fiduciary Responsibility	44
12.11. Confidentiality	44
12.12. GOVERNING LAW	45
12.13. Consent to Forum	45
12.14. Waivers by Borrowers	46
12.15. NO ORAL AGREEMENT	46

LIST OF SCHEDULES

Schedule 8.1.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.9	Brokers
Schedule 9.1.10	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.13	Environmental Matters
Schedule 9.1.14	Restrictive Agreements
Schedule 9.1.15	Litigation
Schedule 9.1.17	Pension Plans
Schedule 9.1.119	Labor Relations
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions

LIST OF EXHIBITS

Exhibit A	Historical EBITDA / Fixed Charge Coverage Ratio Calculations

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PURSUANT TO THE DEBT AND LIEN SUBORDINATION AGREEMENT (AS DEFINED BELOW), THIS LOAN AND SECURITY AGREEMENT, THE SUBORDINATED PROMISSORY NOTE ISSUED PURSUANT TO THIS LOAN AND SECURITY AGREEMENT AND THE PAYMENT OF ALL AMOUNTS HEREUNDER AND THEREUNDER ARE EXPRESSLY SUBORDINATED TO THE PAYMENT OF THE SENIOR DEBT (AS DEFINED BELOW) ON THE TERMS AND CONDITIONS SET FORTH IN THE DEBT AND LIEN SUBORDINATION AGREEMENT.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of July 6, 2015, among MARQUIS AFFILIATED HOLDINGS LLC, a Delaware limited liability company ("Holdings"), MARQUIS INDUSTRIES, INC., a Georgia corporation ("Marquis"), A-O INDUSTRIES, LLC, a Georgia limited liability company ("A-O"), ASTRO CARPET MILLS, LLC, a Georgia limited liability company ("Astro"), CONSTELLATION INDUSTRIES, LLC, a Georgia limited liability company ("Constellation"), and S F COMMERCIAL PROPERTIES, LLC, a Georgia limited liability company ("SF Commercial"; and together with Holdings, Marquis, A-O, Astro and Constellation, collectively, "Borrowers" and each individually, a "Borrower"), and ISAAC CAPITAL FUND I, LLC, a Georgia limited liability company ("Lender").

R E C I T A L S:

On the date of this Agreement, Holdings acquired all of the capital stock of Marquis (the "Marquis Acquisition") pursuant to that certain Purchase Agreement, dated July 6, 2015, by and among Live Ventures Inc., a Nevada corporation ("Live Ventures"), Marquis, all of its stockholders, Timothy A. Bailey, a Georgia resident, ("Bailey"), Larry Heckman, a Georgia resident ("Heckman"), David Stokes, a Georgia resident ("Stokes"), and Mark Rowland, a Georgia resident ("Rowland", with Bailey, Heckman, Stokes, and Rowland, individually and interchangeably, a "Seller", and, in the aggregate, the "Sellers"), and Holdings (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the "Marquis SPA" and, together with each other material agreement, instrument, certificates, schedule, exhibit, annex and rider executed in connection therewith or contemplated thereby, collectively, the "Marquis SPA Documents").

The Marquis Acquisition was funded solely with proceeds from (a) the Loan (as defined below), (b) a portion of the Senior Debt (as defined below) pursuant to the Senior Loan Agreement (as defined below), together with all of the documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith or contemplated thereby, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Debt and Lien Subordination Agreement (as defined below) (collectively, the "Senior Debt Documents") and (c) an equity contribution from, among others, Live, Bailey, Heckman, Stokes, and Rowland, in an aggregate amount not less than $6,000,000.00 (the "Equity Contribution" and, all of the documents, agreements, instruments, certificates, schedules, exhibits, annexes and riders executed in connection therewith or contemplated thereby, collectively, the "Equity Contribution Documents").

Borrowers have requested that Lender provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lender is willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1.       DEFINITIONS; RULES OF CONSTRUCTION

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1.1.           Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

Allocable Amount: as defined in Section 5.7.3.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Availability: as defined in the Senior Loan Agreement.

Bank Product Debt: as defined in the Senior Loan Agreement.

Bankruptcy Code: Title 11 of the United States Code.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.1.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and Georgia.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

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Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Lender to Cash Collateralize any Obligations.

Cash Collateralize: the delivery of cash to Lender, as security for the payment of Obligations, in an amount equal to, with respect to any inchoate, contingent or other Obligations (but excluding unasserted inchoate or contingent indemnification obligations), Lender's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers' acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank (including Lender) organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody's at the time of acquisition, and (unless issued by Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper issued by Lender or rated A-1 (or better) by S&P or P-1 (or better) by Moody's, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody's or S&P.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change of Control: (a) Jon Isaac ceases to (i) own and control, beneficially and of record, directly or indirectly, at least 25% of the Equity Interests of Live (or Live Ventures after the Live Restructuring Transaction), and (ii) be the Chief Executive Officer of Live (or Live Ventures after the Live Restructuring Transaction) or the Chairman of the Board of Directors of Live (or Live Ventures after the Live Restructuring Transaction); (b) Live (or Live Ventures after the Live Restructuring Transaction) ceases to own and control, beneficially and of record, directly or indirectly, at least 80% of Holdings; (c) Holdings ceases to own and control, beneficially and of record, at least 100% of the Equity Interests of Marquis; (d) Marquis ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Borrowers (other than Holdings) except as a result of a transaction specifically permitted by this Agreement; (e) a change in the majority of directors of Holdings during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (f) the sale or transfer of all or substantially all assets of a Borrower, except to another Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Loan, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

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Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form reasonably satisfactory to Lender and substance satisfactory to Lender, by which Borrowers certify compliance with Section 10.3 and certain other matters set forth therein.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Copyright Security Agreement: that certain Copyright Security Agreement dated as of the Closing Date by and among Borrowers and Lender.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Debt and Lien Subordination Agreement: the Debt and Lien Subordination Agreement of even date herewith, between Senior Lender and Lender, relating to the Senior Debt.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

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Dollars: lawful money of the United States.

EBITDA: determined on a consolidated basis for Borrowers and Subsidiaries, net income, calculated before interest expense, transaction costs associated with the Transactions not to exceed $1,000,000, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains, losses on impairment of long-lived assets and goodwill, unrealized gains and losses resulting in changes from fair values of derivatives and financial instruments (including changes in fair value of contingent consideration related to business combinations), directly related charges related to the consummation of business combinations, non-cash severance and restructuring charges, gains arising from the write-up of assets, extraordinary gains and losses (including losses and gains from extinguishment of debt) and non-recurring expenses and income which do not represent cash items in such period (in each case, to the extent included in determining net income). For purposes of this Agreement, EBITDA and its components for the 12 months prior to the Closing Date is as shown on Exhibit A.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, credit bid, action in an Obligor's Insolvency Proceeding or otherwise).

Environmental Agreement: an agreement of an Obligor to indemnify Lender from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Contribution: shall have the meaning ascribed to it in the recitals hereto.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Interest Pledge Agreement: that certain Pledge Agreement dated as of the Closing Date by and among Holdings, Marquis and Lender.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

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Event of Default: as defined in Section 11.

Excluded Assets:

(a) any rights of an Obligor in any contract, license, right or other agreement if under the terms thereof, or any Applicable Law with respect thereto, the valid grant of a security interest therein to Lender is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under Applicable Law, such prohibition cannot be waived; provided however that (i) the "Excluded Assets" shall not be interpreted (A) to apply to any contract, license, right or other agreement to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409 or any other Applicable Law), or (B) so as to limit, impair or otherwise affect Lender's unconditional continuing security interest in and Lien upon any rights or interests of such Obligor in or to moneys due or to become due under any such contract, license, right or other agreement (including any Accounts) and (ii) notwithstanding the foregoing, Lender's security interest in any such contract, license, right or other agreement shall attach immediately (and thus become Collateral hereunder) at such time as the condition causing such prohibition or default is remedied or removed, and

(b) any intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein to Lender would impair the validity or enforceability of such intent-to-use trademark application or the trademark that is the subject of such application under federal law;

provided that "Excluded Assets" shall not include any right to receive proceeds from the sale or other disposition of any Excluded Asset or any proceeds, products, substitutions or replacements of Excluded Assets.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an "eligible contract participant" as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its lending office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; and (b) U.S. federal withholding Taxes imposed pursuant to FATCA.

Extraordinary Expenses: all costs, expenses or advances that Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Lender's Liens with respect to any Collateral), Loan Documents, or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

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Factor: The CIT Group/Commercial Services, Inc., Branch Banking and Trust Company or any other factor reasonably acceptable to, and agreed to in writing by, Lender, and "Factors" means all of such entities collectively.

Factored Account: shall mean an account of a Borrower which is factored by a Factor under a Factoring Agreement.

Factoring Agreement: a factoring agreement by and between a Factor and a Borrower, in form and substance reasonably acceptable to Lender, with respect to the factoring of Accounts arising from sales by such Borrower to Account Debtors located in the United States of America, and "Factoring Agreements" means all such agreements collectively.

Factor Intercreditor Agreement: as defined in the Senior Loan Agreement.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on September 30 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for the most recent 12 months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), to (b) Fixed Charges. For purposes of this Agreement, Fixed Charge Coverage Ratio and its components for the 12 months prior to the Closing Date is as shown on Exhibit A.

Fixed Charges: the sum of interest expense (other than payment-in-kind) and principal payments made on Borrowed Money, income taxes paid in cash and Distributions made (excluding Upstream Payments).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

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Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Lender in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Lender arising on or before the payment date.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, county, municipal, foreign or other governmental agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

Guarantor Payment: as defined in Section 5.7.3.

Guarantors: each Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Lender.

Hedging Agreement: any "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Lender and its managers, members, officers, directors, employees, Affiliates, agents and attorneys.

Initial Advance: as defined in Section 2.1.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other applicable insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower's or Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

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Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower's business (but excluding Equipment).

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person; provided, that, Capital Expenditures shall not in and of themselves constitute "Investments".

IRS: the United States Internal Revenue Service.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property (other than off-the-shelf software) in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Lender, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Lender to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Lender, and agrees to deliver the Collateral to Lender upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Lender's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Lender upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Lender the right, vis-à-vis such Licensor, to enforce Lender's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Live: LiveDeal, Inc., a Nevada corporation.

Live Restructuring Transaction: a transaction anticipated to be consummated after the Closing Date pursuant to which Live becomes a wholly-owned subsidiary of Live Ventures, Live ceases to be publicly traded and Live Ventures becomes publicly traded.

Loan: a term loan in the original principal amount of up to $7,000,000.

Loan Documents: this Agreement, the Note, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Marquis Acquisition: shall have the meaning ascribed to it in the recitals hereto.

Marquis SPA: shall have the meaning ascribed to it in the recitals hereto.

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Marquis SPA Documents: shall have the meaning ascribed to it in the recitals hereto.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Lender's Liens on any Collateral; (b) impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Lender to enforce or collect any Obligations or to realize upon any material Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Senior Debt, or to Debt in an aggregate amount of $1,250,000 or more.

Maturity Date: January 6, 2021.

Moody's: Moody's Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Lender, as security for its Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of bona fide direct costs incurred in connection therewith, including (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions and fees of accountants, investment bankers and consultants; (b) amounts applied to repayment of Debt (including Senior Debt) secured by a Permitted Lien senior to Lender's Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Note: as defined in Section 2.1.

Obligations: all (a) principal of the Loan, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, and (c) other Debts, obligations and liabilities of any kind owing by any Obligor to Lender, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Lender on its assets to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

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Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: the Debt and Lien Subordination Agreement and each Lien Waiver, Real Estate Related Document, Compliance Certificate, financial statement or report delivered hereunder, or any other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and had positive unadjusted EBITDA for the 12 month period most recently ended; (d) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 10.2.1(g) or (i); (e) Lender has received the financial statements required under Section 10.1.2(a)(ii); (f) the total consideration (including deferred payment obligations and Debt assumed or incurred), when aggregated with the total consideration for all other Acquisitions made during the preceding 12 months, is less than $6,250,000; (g) Availability on each day during the 90 day period immediately preceding such Acquisition calculated on a pro forma basis assuming such Acquisition occurred on the first day of such period shall be greater than or equal to $3,200,000; (h) Availability, on the date of such Acquisition, immediately after giving pro forma effect to the consummation of such Acquisition shall be greater than or equal to $3,200,000; (i) Lender has received evidence that after giving effect to the consummation of such Acquisition, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended; (j) at the time of any such proposed Acquisition, the outstanding balance of the Term Loan is less than or equal to $5,625,000; and (k) Borrowers deliver to Lender, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Lender, stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements.

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Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Lender, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $625,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable or replaced in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, where such termination could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor's default; (e) sales of Factored Accounts to a Factor pursuant to a Factoring Agreement; (f) a discount or other compromise for less than face value of notes or Accounts in the Ordinary Course of Business; (g) a sale or disposition to a Borrower to the extent permitted herein; (h) transfers of Property subject to condemnation or casualty events; (i) as long as no Default or Event of Default is continuing or would result therefrom, any other disposition of Property other than Accounts or Inventory for fair market value so long as (i) at least 60% of the consideration received for such sale shall be cash and (ii) the Value of the Property so disposed shall not exceed $1,250,000 per Fiscal Year; or (j) approved in writing by Lender.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to workers' compensation claims, self-insurance obligations, surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $625,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Non-Tax Distributions: Distributions by Holdings to holders of its Equity Interests so long as the following conditions are satisfied: (a) no Default or Event of Default has occurred or would result from such Distribution, (b) Lender has received the financial statements required under Section 10.1.2(a)(ii), (c) Lender has received evidence that after giving effect to the consummation of such Distribution, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended, (d) Availability on each day during the 90 day period immediately preceding such Distribution calculated on a pro forma basis assuming such Distribution occurred on the first day of such period shall be greater than or equal to $3,200,000, (e) Availability, on the date of such Distribution, immediately after giving pro forma effect to the consummation of such Distribution shall be greater than or equal to $3,200,000 and (f) at the time of any such proposed Distribution, the outstanding balance of the Loan is less than or equal to $5,625,000.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $6,250,000 at any time.

Permitted Tax Distributions: for so long as Holdings is taxed as a partnership for federal income tax purposes in accordance with the Code, a cash Distribution by Holdings to holders of its Equity Interests no more frequently than once each Fiscal Quarter (each a "Tax Distribution") based upon the consolidated taxable income of Borrowers under Section 703(c) of the Code in an amount that is not in excess of the amount necessary to pay federal, state and local income taxes (including quarterly estimated tax payments) solely attributable to the holders’ distributive shares of the consolidated taxable income of Borrowers determined assuming each holder is subject to taxation at a rate that is equal to the highest federal, state and local income tax rate payable by any holder of Equity Interests in Borrowers for the applicable tax year. If any Tax Distribution is made as set forth in Section 10.2.4, Borrowers shall deliver to Lender, as soon as practicable following the last day of the taxable year of Borrowers for which any such Tax Distribution is made, a true and correct copy of each Schedule K-1 delivered by Borrowers to the holders of its Equity Interests for such taxable year.

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Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets (including equipment and vehicles); (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets (including equipment and vehicles), for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another Person to qualify as an "eligible contract participant" under Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, and a weighted average life no less than the Debt being extended, renewed or refinanced and an interest rate at a rate that does not exceed a rate that is 4.00% higher than the interest rate of the Debt being extended, renewed or refinanced; (c) if such Refinancing Debt is in relation to Subordinated Debt, (i) such Refinancing Debt satisfies all of the requirements under this Agreement to constitute Subordinated Debt, (ii) the subordination agreement with respect thereto is not materially less favorable to Lender than the subordination agreement with respect to the Subordinated Debt being extended, renewed or refinanced, and (iii) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it taken as a whole are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

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Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (c) or (e).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Lender and received by Lender for review at least 5 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Lender's interest under the Mortgage and all endorsements thereto and affirmative coverages thereunder required by Lender, by an insurer reasonably acceptable to Lender, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Lender may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Lender or, if acceptable to title insurer to remove the general survey exception from and to provide the endorsements to and affirmative coverages under the mortgagee title policy described in clause (a) above, a non-current, as-built survey of the Real Estate and a "no change affidavit" from the applicable Borrower; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer reasonably acceptable to Lender; (e) a current appraisal of the Real Estate, prepared by an appraiser, and in form and substance reasonably satisfactory to Lender; (f) an environmental assessment, prepared by environmental engineers acceptable to Lender, and such other reports, certificates, studies or data as Lender may reasonably require; and (g) an Environmental Agreement and such other documents, instruments or agreements as Lender may reasonably require with respect to any environmental risks regarding the Real Estate.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Lender's Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Lender; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Acquisitions; and (e) any Investment (other than a loan or advance, which is addressed in clause (c) of this definition) so long as (i) no Default or Event of Default has occurred or would result from such Investment, (b) Lender has received the financial statements required under Section 10.1.2(a)(ii), (c) Lender has received evidence that after giving effect to the consummation of such Investment, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 on a pro forma basis, measured as of the most recently ended month for which Obligors have delivered the financial statements required under Section 10.1.2(a) or (b), as the case may be, for the twelve month period then ended, (d) Availability on each day during the 90 day period immediately preceding such Investment calculated on a pro forma basis assuming such Investment occurred on the first day of such period shall be greater than or equal to $3,200,000, (e) Availability, on the date of such Investment, immediately after giving pro forma effect to the consummation of such Investment shall be greater than or equal to $3,200,000 and (f) at the time of any such proposed Investment, the outstanding balance of the Loan is less than or equal to $5,625,000.

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Restrictive Agreement: an agreement (other than a Loan Document, a Senior Debt Document or a document relating to Subordinated Debt) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Loans: as defined in the Senior Loan Agreement.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

Security Documents: the Equity Interest Pledge Agreement, Guaranties, Mortgages, Trademark Security Agreement, Copyright Security Agreement and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Debt: as defined in the Debt and Lien Subordination Agreement.

Senior Debt Documents: shall have the meaning ascribed to it in the recitals hereto.

Senior Lender: Bank of America, N.A., a national banking association.

Senior Loan Agreement: that certain Loan and Security Agreement dated as of the date hereof by and among Senior Lender and Borrowers.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of a Borrower or, if the context requires, an Obligor.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Obligor: an Obligor that is not then an "eligible contract participant" under the Commodity Exchange Act (determined prior to giving effect to Section 5.7.3).

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Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Lender.

Subsequent Advance: as defined in Section 2.1.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by a Borrower or combination of Borrowers (including indirect ownership through other entities in which a Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan: as defined in the Senior Loan Agreement.

Trademark Security Agreement: that certain Trademark Security Agreement dated as of the Closing Date by and between Marquis and Lender.

Transactions: collectively, the transactions contemplated in connection with the consummation of the Loan made under this Agreement on the Closing Date, the consummation of the transactions contemplated by the Senior Debt Documents and the Equity Contribution and the consummation of the Marquis Acquisition.

UCC: the Uniform Commercial Code as in effect in the State of Georgia or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2.           Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Lender before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Lender, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Lender to take into account the effects of the change.

1.3.           Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Georgia from time to time: "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Right" and "Supporting Obligation."

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1.4.           Certain Matters of Construction. The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lender's notice address under Section 12.3.1; or (g) except where otherwise qualified herein, discretion of Lender mean its sole and absolute discretion. All references to Value, Loan, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

Section 2.       Loan

2.1.           Loan. Subject to the terms and conditions contained herein, Lender shall make an initial advance of $6,185,162 of the Loan (the "Initial Advance") to Borrowers by wire transfer in immediately available funds on the Closing Date. Subsequent advances of the Loan in an aggregate amount of up to $814,838 shall be available to Borrowers after the date hereof ("Subsequent Advances") on the terms and conditions contained in Section 6.2. The Loan shall be evidenced by one (1) Secured Promissory Note in the original principal amount of $7,000,000 dated the Closing Date, executed by Borrowers in favor of Lender (the "Note"). The Loan (including the Initial Advance and any Subsequent Advances) shall be payable in accordance with the terms of the Note and this Agreement.

Section 3.       INTEREST AND reimbursement obligations

3.1.           Interest. The Loan shall bear interest as set forth in the Note. Any other Obligations shall bear interest at the highest applicable rate then accruing on the outstanding balance of the Loan.

3.2.           Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Lender for all reasonable and documented legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Lender's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Lender's personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Lender's professionals at their full hourly rates, regardless of any alternative fee arrangements that Lender or any of its Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Lender with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Lender, including fees paid hereunder. All amounts payable by Borrowers under this Section shall be due on demand.

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3.3.           Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law ("maximum rate"). If Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Lender exceeds the maximum rate, Lender may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 4.       LOAN ADMINISTRATION

4.1.           Borrower Agent. Each Borrower hereby designates Marquis ("Borrower Agent") as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications, delivery of financial information and reports, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Lender. Borrower Agent hereby accepts such appointment. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Borrower Agent on behalf of any Borrower. Lender may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Lender shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.2.           One Obligation. The Loan and other Obligations shall constitute one general obligation of Borrowers and are secured by Lender's Lien on all Collateral; provided, however, that Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.3.           Effect of Termination. On the Maturity Date, the Obligations shall be immediately due and payable. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Lender shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting it from dishonor or return of any Payment Item previously applied to the Obligations. Sections 3.2, 5.4, 5.6, 12.2, this Section, and each indemnity or waiver given by an Obligor in any Loan Document, shall survive Full Payment of the Obligations.

Section 5.       PAYMENTS

5.1.           General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, on the due date. Borrowers agree that Lender shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against Obligations, in such manner as Lender deems advisable, subject to the Debt and Lien Subordination Agreement.

5.2.           Repayment of Loan.

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5.2.1.       Payment of Principal. The Loan shall be repaid on the terms set forth in the Note. Once repaid, whether such repayment is voluntary or required, no portion of the Loan may be reborrowed.

5.2.2.       Mandatory Prepayments. Subject to the Debt and Lien Subordination Agreement:

(a)     Concurrently with any Permitted Asset Disposition of Equipment or Real Estate, Borrowers shall prepay the Loan in an amount equal to the Net Proceeds of such disposition;

(b)     Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Equipment or Real Estate, Borrowers shall prepay the Loan in an amount equal to such proceeds, subject to Section 8.1.2;

(c)     Concurrently with any issuance of Equity Interests by a Borrower, Borrowers shall prepay the Loan in an amount equal to the net proceeds of such issuance; and

(d)     On the Maturity Date, Borrowers shall prepay the entire Loan (unless sooner repaid hereunder).

5.2.3.       Optional Prepayments. Subject to the Debt and Lien Subordination Agreement, Borrowers may, at their option from time to time, prepay the Loan. Borrowers shall give written notice to Lender of an intended prepayment of the Loan, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least two Business Days in advance of the prepayment.

5.2.4.       Interest; Application of Prepayments. Each prepayment of the Loan shall be accompanied by all interest accrued thereon, and shall be applied to principal in inverse order of maturity.

5.3.           Payment of Other Obligations. Subject to the Debt and Lien Subordination Agreement, Obligations other than the Loan, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.4.           Marshaling; Payments Set Aside. Lender shall have no obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Lender or if Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.5.           Account Stated. Lender shall maintain a loan accounts evidencing the Debt of Borrowers hereunder. Any failure of Lender to record anything in the loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in the loan account shall constitute presumptive evidence of the information contained therein. If any information contained in the loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Lender in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.6.           Taxes

5.6.1.       Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)     All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Lender in its discretion) requires the deduction or withholding of any Tax from any such payment by a Recipient or Obligor, then the Recipient or Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to this Section.

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(b)     If a Recipient or Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then the Recipient shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code. If a Recipient or Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then the Recipient or Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority. In each case, to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)     Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at Lender's option, timely reimburse Lender for payment thereof.

5.6.2.       Tax Indemnification. Borrowers shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrowers shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate delivered to Borrowers by Lender (for itself or on behalf of a Recipient) as to the amount of such payment or liability, shall be conclusive absent manifest error.

5.6.3.       Evidence of Payments. If Lender or an Obligor pays any Taxes pursuant to this Section, then upon request, Lender or Borrower Agent, as applicable, shall deliver to the other a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to the requesting party.

5.6.4.       Treatment of Certain Refunds. If Lender determines in its discretion that it or another Recipient has received a refund of any Taxes that were indemnified by Borrowers or with respect to which a Borrower paid additional amounts pursuant to this Section, Lender shall pay or shall cause the other Recipient to pay to Borrowers the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers shall, upon request by Lender, repay to the Recipient any refund amount so paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.6.5.       Status of Lender. If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations, it shall deliver to Borrowers properly completed and executed documentation reasonably requested by Borrowers as will permit such payments to be made without or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrowers, shall deliver such other documentation prescribed by Applicable Law as is necessary to enable Borrowers to determine whether Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation shall not be required if Lender believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

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5.6.6.       Documentation. Without limiting the foregoing, Lender shall deliver to Borrowers, from time to time upon reasonable request, executed originals of IRS Form W-9 or W-8BEN, certifying that Lender is exempt from U.S. federal backup withholding Tax. If payment of any Obligation to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), Lender shall deliver to Borrowers at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers as may be necessary for them to comply with their obligations under FATCA and to determine that Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, "FATCA" shall include any amendments made to FATCA after the date hereof. If any form or certification delivered by Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, Lender shall update the form or certification or notify Borrowers in writing of its inability to do so.

5.6.7.       Survival. Each party's obligations under this Section 5.6 shall survive any assignment by Lender of rights or obligations hereunder, the Maturity Date, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

5.7.           Nature and Extent of Each Borrower's Liability.

5.7.1.       Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.7.2.       Waivers.

(a)     Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Lender to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower and Lender that the provisions of this Section 5.7 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Lender would decline to make the Loan. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

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(b)     Lender may, in its discretion, pursue such rights and remedies as it deems appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.7. If, in taking any action in connection with the exercise of any rights or remedies, Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower's rights of subrogation against any other Person. Lender may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.7, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

5.7.3.       Extent of Liability; Contribution.

(a)     Notwithstanding anything herein to the contrary, each Borrower's liability under this Section 5.7 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower's Allocable Amount.

(b)     If any Borrower makes a payment under this Section 5.7 of any Obligations (other than amounts for which such Borrower is primarily liable) (a "Guarantor Payment") that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower's Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The "Allocable Amount" for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.7 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)     Section 5.7.3(a) shall not limit the liability of any Borrower to pay or guarantee the Loan made directly or indirectly to it (including any portion of the Loan advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower) and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

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(d)     Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section 5.7 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support or other agreement" for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.7.4.       Joint Enterprise. Each Borrower has requested that Lender make the Loan available to Borrowers on a combined basis, in order to finance Borrowers' business most efficiently and economically. Borrowers' business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of the Loan will enhance the borrowing power of each Borrower and ease administration of the Loan, all to their mutual advantage. Borrowers acknowledge that Lender's willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers' request.

5.7.5.       Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

Section 6.       CONDITIONS PRECEDENT

6.1.           Conditions Precedent to the Initial Advance. Lender shall not be required to fund the Initial Advance until the date ("Closing Date") that each of the following conditions has been satisfied:

(a)     Each Loan Document shall have been duly executed and delivered to Lender by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)     Lender shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Lender that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)     Lender shall have received the Related Real Estate Documents for all Real Estate subject to a Mortgage.

(d)     Lender shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the Loan and transactions hereunder as well as all of the transactions contemplated under the Marquis SPA Documents and the Senior Debt Documents, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f)     Lender shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Lender may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

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(g)     Lender shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization. Lender shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization and each jurisdiction where such Obligor's conduct of business or ownership of Property necessitates qualification.

(h)     Lender shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)     Lender shall have completed its business, financial and legal due diligence of Obligors, in each case with results satisfactory to Lender. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since January 3, 2015.

(j)     Borrowers shall have paid all fees and expenses to be paid to Lender on the Closing Date.

(k)     Borrowers shall have obtained consents and approvals from all Governmental Authorities and other third parties that are required by the Marquis SPA.

(l)     All conditions precedent to the effectiveness of the Marquis SPA shall have been satisfied (and not waived unless Lender shall have approved such waiver in its discretion) and the Marquis Acquisition shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(n)     Lender shall have received copies of the fully-executed Marquis SPA and the Marquis SPA Documents.

(m)     All conditions precedent to the effectiveness of the Equity Contribution Documents shall have been satisfied (and not waived unless Lender shall have approved such waiver in its discretion) and the Equity Contribution shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(o)     The transactions contemplated by the Senior Debt Documents shall have been consummated on terms and subject to legal documentation acceptable to Lender in its discretion.

(p)     Lender shall have received copies of the fully-executed Equity Contribution Documents and the Senior Debt Documents.

(q)     Lender shall have received (i) interim financial statements for Borrowers as of May 30, 2015, (ii) projections of Borrower's consolidated balance sheets, results of operations, and cash flow for Fiscal Year 2015, month by month and (iii) all other financial and business information reasonably requested by Lender.

(r)     Lender shall be satisfied with all aspects of Obligors' corporate, capital and ownership structure and indebtedness.

(s)     Lender shall have completed all due diligence required for compliance with Applicable Law.

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6.2.           Conditions Precedent to Subsequent Advance. Lender shall not be required to fund any Subsequent Advance unless the following conditions are satisfied:

(a)     No Default or Event of Default shall exist at the time of, or result from, such funding;

(b)     The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding (except for representations and warranties that expressly relate to an earlier date);

(c)     All conditions precedent in any other Loan Document shall be satisfied; and

(d)     No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect.

Section 7.       COLLATERAL

7.1.           Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a)     all Accounts;

(b)     all Chattel Paper, including electronic chattel paper;

(c)     all Commercial Tort Claims, including those shown on Schedule 9.1.15;

(d)     all Deposit Accounts;

(e)     all Documents;

(f)     all General Intangibles, including Intellectual Property;

(g)     all Goods, including Inventory, Equipment and fixtures;

(h)     all Instruments;

(i)     all Investment Property;

(j)     all Letter-of-Credit Rights;

(k)     all Supporting Obligations;

(l)     all monies, whether or not in the possession or under the control of Lender, or a bailee or Affiliate of Lender, including any Cash Collateral;

(m)     all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)     all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

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Notwithstanding anything to the contrary contained herein, in no event shall Excluded Assets constitute Collateral under this Agreement or any other Loan Document.

7.2.           Lien on Deposit Accounts; Cash Collateral.

7.2.1.       Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower.

7.2.2.       Cash Collateral. Cash Collateral may be invested, at Lender's discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Lender shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Lender a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof. Lender may apply Cash Collateral to the payment of Obligations as they become due, in such order as Lender may elect. All Cash Collateral shall be under the sole dominion and control of Lender, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3.           Real Estate Collateral.

7.3.1.       Lien on Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Borrowers, including the Real Estate located at (a) 2743 Highway 76, Chatsworth, Georgia 30705, (b) 325 Smyrna Church Road, Chatsworth, Georgia 30705, (c) 242 Treadwell Road, Chatsworth, Georgia 30705, (d) 1978 Highway 52 Alt., Chatsworth, Georgia 30705, (e) 1642 Duval Road, Chatsworth, Georgia 30705, (f) 1805 South Hamilton, Dalton, Georgia 30720, and (g) 2669 Lakeland Road, Dalton, Georgia 30720. The Mortgages shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days, execute, deliver and record a Mortgage sufficient to create a first priority Lien in favor of Lender on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2.       Collateral Assignment of Leases. To further secure the prompt payment and performance of its Obligations, each Borrower hereby transfers and assigns to Lender all of such Borrower's right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.4.           Other Collateral.

7.4.1.       Commercial Tort Claims. Borrowers shall promptly notify Lender in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $125,000), shall promptly amend Schedule 9.1.15 to include such claim, and shall take such actions as Lender deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Lender.

7.4.2.       Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights with a face amount or representing Property having a value in excess of $125,000 and, upon Lender's request, shall promptly take such actions as Lender deems appropriate to effect Lender's duly perfected, second priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Lender's request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

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7.5.           Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6.           Further Assurances; Extent of Liens. All Liens granted to Lender under the Loan Documents are for the benefit of Lender. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Lender deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Lender to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Borrower, or words to similar effect, and ratifies any action taken by Lender before the Closing Date to effect or perfect its Lien on any Collateral.

7.7.           Foreign Subsidiary Stock. Notwithstanding Section 7.1, the Collateral shall include only 65% of the voting stock of any Foreign Subsidiary.

Section 8.       COLLATERAL ADMINISTRATION

8.1.           General Provisions.

8.1.1.       Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.1.1, except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon 30 Business Days prior written notice to Lender.

8.1.2.       Insurance of Collateral; Condemnation Proceeds. Subject to the Debt and Lien Subordination Agreement:

(a)     Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A, unless otherwise approved by Lender in its discretion) satisfactory to Lender. All proceeds under each policy shall be payable to Lender. From time to time upon request, Borrowers shall deliver to Lender the originals or certified copies of its insurance policies and updated flood plain searches. Unless Lender shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Lender as lender's loss payee; (ii) requiring 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Lender may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Lender. If an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims.

(b)     Any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Lender and applied first to payment of the Loan and then to other Obligations.

(c)     If requested by Borrowers in writing within 30 days after Lender's receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Lender as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Lender; (iii) replacement buildings are constructed on the sites of the original casualties and are materially comparable in size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Lender may reasonably require; and (vi) the aggregate amount of such proceeds or awards requested to be used by Borrowers from any single casualty or condemnation does not exceed $937,500.

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8.1.3.       Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Lender to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Lender's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers' sole risk.

8.1.4.       Defense of Title. Each Borrower shall take all reasonable actions to defend its title to Collateral and Lender's Liens therein against all Persons, claims and demands, except Permitted Liens.

8.2.           Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Lender, or Lender's designee, may, without notice and in either its or a Borrower's name, but at the cost and expense of Borrowers and subject to the Debt and Lien Subordination Agreement:

(a)     Endorse a Borrower's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Lender's possession or control; and

(b)     During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Lender deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Lender; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Lender deems appropriate to fulfill any Borrower's obligations under the Loan Documents.

Section 9.       REPRESENTATIONS AND WARRANTIES

9.1.           General Representations and Warranties. To induce Lender to enter into this Agreement and to make the Loan, each Borrower represents and warrants that:

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9.1.1.       Organization and Qualification. Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.       Power and Authority. Each Obligor is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of a Lien (other than Permitted Liens) on any Obligor's Property.

9.1.3.       Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

9.1.4.       Capital Structure. Schedule 9.1.4 shows, for each Borrower and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to (a) Lender's Lien and (b) to the extent subject to the Debt and Lien Subordination Agreement, the Permitted Lien in favor of the Senior Lender, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 9.1.4, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

9.1.5.       Title to Properties; Priority of Liens. Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lender, in each case free of Liens except Permitted Liens. Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Lender in the Collateral are duly perfected, second priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender's Liens.

9.1.6.       Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders equity, of Borrowers and Subsidiaries that have been and are hereafter delivered to Lender, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Borrowers and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Lender have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since January 3, 2015, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Borrower and Subsidiary is Solvent.

9.1.7.       Surety Obligations. No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

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9.1.8.       Taxes. Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file (except where on extension authorized by Applicable Law), and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.9.       Brokers. Except as set forth on Schedule 9.1.9, there are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.10.    Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to any Borrower's knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.10, no Borrower or Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property (other than off-the-shelf software) owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary, as of the Closing Date, is shown on Schedule 9.1.10.

9.1.11.    Governmental Approvals. Each Borrower and Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.12.    Compliance with Laws. Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA.

9.1.13.    Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.13, no Borrower's or Subsidiary's past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower or Subsidiary has received any Environmental Notice. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it. The representations and warranties contained in the Environmental Agreement are true and correct on the Closing Date.

9.1.14.    Burdensome Contracts. No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.14. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.15.    Litigation. Except as shown on Schedule 9.1.15, there are no proceedings or investigations pending or, to any Borrower's knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Borrower or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $125,000). No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

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9.1.16.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money or allow termination of any Material Contract.

9.1.17.    ERISA. Except as disclosed on Schedule 9.1.17:

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)     There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)     (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)     With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.18.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

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9.1.19.    Labor Relations. No Borrower or Subsidiary is party to or bound by any collective bargaining agreement. Except as set forth on Schedule 9.1.19, no Borrower or Subsidiary is party to any management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Borrower's or Subsidiary's employees, or, to any Borrower's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.20.    Payable Practices. No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.21.    Not a Regulated Entity. No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.22.    Margin Stock. No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.23.    OFAC. No Borrower, Subsidiary or, to the knowledge of any Borrower or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions. No Borrower or Subsidiary is located, organized or resident in a Designated Jurisdiction.

9.2.           Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Lender in writing that could reasonably be expected to have a Material Adverse Effect.

Section 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1.        Affirmative Covenants. Until Full Payment of the Obligations, each Borrower shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisals.

(a)     Permit Lender from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower's or Subsidiary's business, financial condition, assets, prospects and results of operations. Lender shall not have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Lender for its purposes, and Borrowers shall not be entitled to rely upon them.

(b)     Reimburse Lender for all its reasonable and documented charges, costs and expenses in connection with (i) examinations of any Obligor's books and records or any other financial or Collateral matters as Lender deems appropriate, up to two times per Loan Year; and (ii) appraisals of Inventory up to one time per Loan Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Borrowers agree to pay Lender's then standard charges for examination activities, including the standard charges of Lender's internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

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10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:

(a)     (i) as soon as available, and in any event within 120 days after the Closing Date, (A) an opening balance sheet as of a date not later than July 17, 2015, on a consolidated basis for Holdings, which balance sheet shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and (B) an opening balance sheet as of a date not later than July 17, 2015, unaudited and on a consolidating basis for each of the other Borrowers and Subsidiaries, (ii) as soon as available, and in any event within 120 days after the close of Fiscal Year 2015, (A) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for the period from the Closing Date through the end of such Fiscal Year, on a consolidated basis for Holdings, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Lender, and (B) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for the period from the Closing Date through the end of such Fiscal Year, unaudited and on a consolidating basis for the other Borrowers and Subsidiaries, and (iii) as soon as available, and in any event within 120 days after the close of each Fiscal Year thereafter, (A) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on a consolidated basis for Holdings, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Lender, and (B) a balance sheet as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, unaudited and on a consolidating basis for the other Borrowers and Subsidiaries;

(b)     as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrowers and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or Treasurer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)     concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Lender while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer or Treasurer of Borrower Agent;

(d)     concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

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(e)     no later than 60 days after the end of each Fiscal Year, projections of Borrowers' consolidated balance sheets, results of operations, and cash flow for the next Fiscal Year, month by month;

(f)     at Lender's request, a listing of each Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Lender;

(g)     promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)     promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)     such other reports and information (financial or otherwise) as Lender may reasonably request from time to time in connection with any Collateral or any Borrower's, Subsidiary's or other Obligor's financial condition or business;

(j)     as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance satisfactory to Lender;

(k)     upon receipt or delivery thereof by or to any Obligor or Subsidiary, any notice of "Default" or "Event of Default" (under and as defined in the Senior Debt Documents) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Senior Loan Agreement and, upon execution thereof, any waiver, amendment or other modification to the Senior Debt Documents;

(l)     upon receipt or delivery thereof by or to any Borrower, any notice of "Default" or "Event of Default" (under and as defined in the Factoring Agreements) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Factoring Agreements and, upon execution thereof, any waiver, amendment or other modification to the Factoring Agreements; and

(m)     at Lender's request at any time after any Borrower files or consents to the filing of a consolidated income tax return with any Person other than Borrowers and Subsidiaries under the limited circumstances set forth in Section 10.2.12, provide Lender with true, correct and complete copies of all filed consolidated income tax returns for the Person with which such Borrower files or consents to the filing of such consolidated income tax returns and evidence that such Person has timely and fully paid all Taxes owing to Governmental Authorities under such returns.

10.1.3.    Notices. Notify Lender in writing, promptly after a Borrower's obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $312,500 not covered by insurance; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers' independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; (l) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to the Senior Loan Agreement; or (m) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to any Factoring Agreement.

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10.1.4.    Landlord and Storage Agreements. Upon reasonable request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any material Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.    Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A, unless otherwise approved by Lender in its discretion) satisfactory to Lender, (a) with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $8,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Lender.

10.1.8.    Licenses. Keep each material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Lender of any proposed modification to any such License, or entry into any new material License, in each case at least 10 days prior to its effective date; pay all Royalties when due; and notify Lender of any default or breach asserted by any Person to have occurred under any such License.

10.1.9.    Future Subsidiaries. Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations (or, if requested by Borrowers and agreed to by Lender in its discretion, become a Borrower hereunder) in a manner reasonably satisfactory to Lender, and to execute and deliver such documents, instruments and agreements and to take such other actions as Lender shall reasonably require to evidence and perfect a Lien in favor of Lender on all assets of such Person (other than Excluded Assets), including delivery of such legal opinions, in form and substance reasonably satisfactory to Lender, as it shall deem appropriate.

10.2.        Negative Covenants. Until Full Payment of the Obligations, each Borrower shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

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(a)     the Obligations;

(b)     the Senior Debt, subject to the terms of the Debt and Lien Subordination Agreement as in effect on the date hereof;

(c)     Subordinated Debt;

(d)     Permitted Purchase Money Debt;

(e)     Borrowed Money (other than the Obligations, Senior Debt, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the Loan;

(f)     Bank Product Debt incurred in the Ordinary Course of Business;

(g)     Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,500,000 in the aggregate at any time

(h)     Permitted Contingent Obligations;

(i)     Refinancing Debt as long as each Refinancing Condition is satisfied;

(j)     Debt incurred pursuant to any intercompany loan permitted under Section 10.2.7;

(k)     guaranties by any Borrower of Debt or other obligations or another Borrower or Subsidiary with respect, in each case, to Debt otherwise permitted to be incurred under this Section 10.2.1; and

(i)     Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $3,125,000 in the aggregate at any time.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)     Liens in favor of Lender;

(b)     Liens in favor of the Senior Lender securing the Senior Debt permitted hereunder so long as the Debt and Lien Subordination Agreement remains in full force and effect with respect thereto;

(c)     Purchase Money Liens securing Permitted Purchase Money Debt;

(d)     Liens for Taxes not yet due or being Properly Contested;

(e)     statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)     Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to Lender's Liens and are required or provided by law;

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(g)     Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(h)     Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Lender's Liens;

(i)     easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)     normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k)     existing Liens shown on Schedule 10.2.2;

(l)     Liens on the Factored Accounts created for the purpose of evidencing the transfer and sale of Accounts sold to the Factors pursuant to the terms of the Factoring Agreements, provided that a Factor Intercreditor Agreement has been received by Lender and remains in effect with respect to each such Factoring Agreement;

(m)     any interest or title of a lessor or sublessor under any lease permitted hereunder;

(n)     any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real Property not materially detracting from the value of such real Property; and

(o)     Liens incurred in the Ordinary Course of Business on deposits made in connection with workers' compensation, unemployment insurance and other types of social security that are junior to Lender's Liens.

10.2.3.    Reserved.

10.2.4.    Distributions; Upstream Payments. (a) Declare or make any Distributions, except: (i) Upstream Payments, (ii) Permitted Tax Distributions, and (iii) Permitted Non-Tax Distributions.

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.14.

10.2.5.    Restricted Investments. Make any Restricted Investment.

10.2.6.    Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Subsidiary or Obligor to a Borrower.

10.2.7.    Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; and (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower.

10.2.8.    Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

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(a)     Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or

(b)     Senior Debt as and to the extent provided under the Senior Loan Agreement and other Senior Debt Documents; or

(c)     Borrowed Money (other than the Obligations, the Senior Debt and Subordinated Debt) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Lender).

10.2.9.    Fundamental Changes. (a) Without giving 30 days prior written notice to Lender, change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; (b) liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (ii) Permitted Acquisitions.

10.2.10.    Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9, 10.2.5 or 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors' qualifying shares.

10.2.11.     Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9.

10.2.12.     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries or any corporation that owns all of the Equity Interests of any Obligor.

10.2.13.     Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.     Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.     Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.     Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date (or similar related business) and any activities incidental thereto.

10.2.17.     Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents or the Marquis SPA Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors' fees and indemnities; (d) transactions solely among Borrowers; (e) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.

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10.2.18.    Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.     Amendments to Senior Debt, Factoring Agreements and Other Subordinated Debt.

(a)     Amend, supplement or otherwise modify any document, instrument or agreement relating to the Senior Debt, except to the extent expressly permitted under the terms of the Debt and Lien Subordination Agreement.

(b)     Amend, supplement or otherwise modify any Factoring Agreement, except to the extent expressly permitted under the terms of the applicable Factor Intercreditor Agreement.

(c)     Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lender; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.3.        Financial Covenants. As long as any Obligations are outstanding, Borrowers shall:

10.3.1.    Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0, tested as of the last day of each month for the twelve consecutive months ending on such day.

Section 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.        Events of Default. Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)     Any Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)     Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)     A Borrower breaches or fail to perform any covenant contained in Section 7.2, 7.3, 7.4, 7.6, 8.1.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)     An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)     A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Lender; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Lender);

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(f)     Any breach or default of an Obligor occurs (after giving effect to any applicable grace period thereunder) under (i) any Hedging Agreement; (ii) any Senior Debt Document; (iii) any Factoring Agreement; or (iv) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,250,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)     Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $937,500 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)     A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $625,000;

(i)     An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs except in connection with a merger or consolidation with another Obligor that is permitted under this Agreement; or an Obligor is not Solvent;

(j)     An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceedin;

(k)     An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)     An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor's business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral; or

(m)     A Change of Control occurs; or any event occurs or condition exists that has a Material Adverse Effect.

11.2.        Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law and subject to the Debt and Lien Subordination Agreement, all Obligations shall become automatically due and payable, without any action by Lender or notice of any kind. In addition, or if any other Event of Default exists, Lender may in its discretion do any one or more of the following from time to time, subject to the Debt and Lien Subordination Agreement:

(a)     declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

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(b)     require Obligors to Cash Collateralize Obligations that are contingent or not yet due and payable; and

(c)     exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers' expense, and make it available to Lender at a place designated by Lender; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Lender shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Lender may conduct sales on any Obligor's premises, without charge, and any sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Lender may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.        License. To the extent permitted under the terms of any underlying license or sublicense agreements (if applicable) and subject to the Debt and Lien Subordination Agreement, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license during the existence of an Event of Default (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Borrower's rights and interests under Intellectual Property shall inure to Lender's benefit.

11.4.        Setoff. At any time during an Event of Default and subject to the Debt and Lien Subordination Agreement, Lender and its Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The rights of Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.        Remedies Cumulative; No Waiver.

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Lender under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of the Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

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Section 12.    MISCELLANEOUS

12.1.        Amendments and Waivers.

12.1.1.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents.

12.1.2.    Amendments and Other Modifications. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Lender and each Obligor party to such Loan Document. Any waiver or consent granted by Lender shall be effective only if in writing, and only for the matter specified.

12.2.        Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

12.3.        Notices and Communications.

12.3.1.    Notice Address. All notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent's address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof, or at such other address as a party may hereafter specify by notice in accordance with this Section 12.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Lender pursuant to Section 5.2.3 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

12.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as delivery of financial statements and other information required by Section 10.1.2, administrative matters, and distribution of Loan Documents. Lender make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

12.3.3.    [Omitted.]

12.3.4.    Non-Conforming Communications. Lender may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

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12.4.        Performance of Borrowers' Obligations. Lender may, in its discretion at any time and from time to time, at Borrowers' expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Lender's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Lender under this Section shall be reimbursed by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate. Any payment made or action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

12.5.        Credit Inquiries. Lender may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

12.6.        Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

12.7.        Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

12.8.        Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Lender has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement. Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

12.9.        Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

12.10.     No Control; No Advisory or Fiduciary Responsibility. Nothing in any Loan Document and no action of Lender pursuant to any Loan Document shall be deemed to constitute control of any Obligor by Lender. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this loan facility and all related services by Lender or its Affiliates are arm's-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Lender and its Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Lender and its Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

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12.11.     Confidentiality. Lender agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case Lender shall notify Borrower Agent to the extent Lender is lawfully permitted to do so); (c) to the extent required by Applicable Law or by any subpoena or other legal process (in which case Lender shall notify Borrower Agent to the extent Lender is lawfully permitted to do so); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any potential or actual transferee of any interest in a Loan Document or any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor's obligations; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrowers. Notwithstanding the foregoing, subject to Borrower Agent's prior written consent, Lender may publish or disseminate general information concerning this loan facility, and may use Borrowers' logos, trademarks or product photographs in advertising materials. As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business, other than any information that is available to Lender on a nonconfidential basis prior to disclosure by an Obligor or Subsidiary, provided, that in the case of information received from an Obligor or Subsidiary after the Closing Date, such information is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Lender acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

12.12.     GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

12.13.     Consent to Forum.

12.13.1. Forum. EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE NORTHERN DISTRICT OF GEORGIA OR MURRAY COUNTY, GEORGIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

12.13.2. Other Jurisdictions. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Lender of any judgment or order obtained in any forum or jurisdiction.

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12.14.     Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which a Borrower may in any way be liable, and hereby ratifies anything Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Lender entering into this Agreement and that Lender is relying upon the foregoing in its dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

12.15.     NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

LENDER: ISAAC CAPITAL FUND I, LLC By: /s/ Timothy A. Bailey Timothy A. Bailey, Manager Address: 2743 G. I. Maddox Parkway Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:

[Signatures continue on the following pages]

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ATTEST: /s/ Tony Isaac Tony Isaac, Secretary [SEAL]

BORROWERS:

MARQUIS AFFILIATED HOLDINGS LLC

By: /s/ Jon Isaac

Jon Isaac, President and Chief Executive Officer

Address:

325 East Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Attn: Jon Isaac

Telecopy:

ATTEST: /s/ Edward Hine, Jr. Edward Hine, Jr., Assistant Secretary [CORPORATE SEAL]	MARQUIS INDUSTRIES, INC. By: /s/ Timothy A. Bailey Timothy A. Bailey, Chief Executive Officer Address: 2743 Highway 76 Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:
ATTEST: /s/ Edward Hine, Jr. Edward Hine, Jr., Manager-Secretary [SEAL]	A-O INDUSTRIES, LLC By: /s/ Timothy A. Bailey Timothy A. Bailey, Manager Address: 2743 Highway 76 Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:
ATTEST: /s/ Edward Hine, Jr. Edward Hine, Jr., Manager-Secretary [SEAL]	ASTRO CARPET MILLS, LLC By: /s/ Timothy A. Bailey Timothy A. Bailey, Manager Address: 2743 Highway 76 Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:

[Signatures continue on the following page]

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ATTEST: /s/ Edward Hine, Jr. Edward Hine, Jr., Manager-Secretary [SEAL]	CONSTELLATION INDUSTRIES, LLC By: /s/ Timothy A. Bailey Timothy A. Bailey, Manager Address: 2743 Highway 76 Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:
ATTEST: /s/ Edward Hine, Jr. Edward Hine, Jr., Manager-Secretary [SEAL]	S F COMMERCIAL PROPERTIES, LLC By: /s/ Timothy A. Bailey Timothy A. Bailey, Manager Address: 2743 Highway 76 Chatsworth, Georgia 30705 Attn: Timothy A. Bailey Telecopy:

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SCHEDULE 8.1.1

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Loan and Security Agreement

BUSINESS LOCATIONS

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SCHEDULE 9.1.4

to

Loan and Security Agreement

NAMES AND CAPITAL STRUCTURE

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SCHEDULE 9.1.9

to

Loan and Security Agreement

BROKERS

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SCHEDULE 9.1.10

to

Loan and Security Agreement

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

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SCHEDULE 9.1.13

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Loan and Security Agreement

ENVIRONMENTAL MATTERS

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SCHEDULE 9.1.14

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Loan and Security Agreement

RESTRICTIVE AGREEMENTS

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SCHEDULE 9.1.15

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Loan and Security Agreement

LITIGATION

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SCHEDULE 9.1.17

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Loan and Security Agreement

PENSION PLAN DISCLOSURES

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SCHEDULE 9.1.19

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Loan and Security Agreement

LABOR RELATIONS

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SCHEDULE 10.2.2

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Loan and Security Agreement

EXISTING LIENS

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SCHEDULE 10.2.17

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Loan and Security Agreement

EXISTING AFFILIATE TRANSACTIONS

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EXHIBIT A

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Loan and Security Agreement

HISTORICAL EBITDA / FIXED CHARGE COVERAGE RATIO CALCULATIONS

(See attached.)

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